FILED # C5404-99
        MAR 09 2000
    BY THE OFFICE OF
       DEAN HELLER
DEAN HELLER SECRETARY OF STATE

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                           AVL SYS INTERNATIONAL, INC.


         I, the undersigned President, Secretary and Sole Director of AVL SYS International, Inc. does hereby certify:

         That the sole director of said corporation pursuant to a written consent to action in lieu of a meeting, dated the 1st day of March, 2000, adopted a resolution to amend the original articles as follows:

         Article I is hereby amended to read as follows:

                                    ARTICLE I

         The name of the corporation is i-Track, Inc. (the "Corporation").


         The undersigned, also hereby declares that she has approved the above referenced name change; that the original Articles of Incorporation were filed on March 8, 1999; and that no stock of the Corporation has been issued or is outstanding.

                  /s/ Barbara M. Castanon, President, Secretary & Sole Director
                  -------------------------------------------------------------
                  Barbara M. Castanon, President, Secretary and Sole Director


CITY/COUNTY OF Fairfax                 )
                                       )
STATE/PROVINCE OF Virginia             )

On March 2, 2000, personally appeared before me, a Notary Public, BARBARA M. CASTANON, who acknowledged that he executed the above instrument.

                               /s/ Michele L. Zeck
                               --------------------------------------
                               Notary Public
(NOTARY STAMP OR SEAL)         MY COMMISSION EXPIRES DECEMBER 31, 2003